UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2021

370 Markets LLC

(Exact name of registrant as specified in its charter)

Delaware	85-1602921
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8545 W. Warm Springs Road, Ste A4 #192 Las Vegas, NV	89113
(Address of principal executive offices)	(Zip Code)

702.860.9650
Registrant’s telephone number, including area code

Series Holy Grail Shares, Series Silicon Valley Shares, Series Legacy Shares, Series Speedboat Shares, Series The Goats Shares, Series North Carolina Shares, Series Born and BRED Shares, Series Mamba Shares, Series Grammy Shares, Series Hova Shares, Series Kobe AJ Pack Shares, Series OG AF1 Pack Shares, Series 85 Boxed Jordan Shares, Series 85 AJ Colors Pack Shares, Series 85 Chicago B-Grade Shares, Series Off-White The Ten Shares, Series OVO Pack Shares, Series Air Yeezy 2 Collection Shares, Series UNDFTD AJ4 Shares, Series Nipsey AJ3 Shares, Series Usher Gold Pack Shares, Series Eminem AJ 4 Shares, Series Dr J Pack Shares, Series DJ AM Collection Shares, Series Music Box AF1 Shares, Series SB Mummy Dunk Shares, Series SB Strawberry Cough Shares, Series Dark Marina Blue Jordan 1 release Shares
(Title of each class of securities issued pursuant to Regulation A)

In this Annual Report on Form 1-K (the “Annual Report”), the terms “370 Markets”, “Rares Markets” “we”, “us”, “our” or the “Company” refer to 370 Markets, LLC.

THIS REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE ANNUAL REPORT, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

The market data and certain other statistical information used throughout this Annual Report are based on independent industry publications, governmental publications, reports by market research firms, or other independent sources that we believe to be reliable sources. Industry publications and third-party research, surveys, and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We are responsible for all of the disclosure contained in this Annual Report, and we believe that these sources are reliable. We have not independently verified the information contained in such publications. While we are not aware of any misstatements regarding any third-party information presented in this Annual Report, their estimates, in particular, as they relate to projections, involve numerous assumptions, are subject to risks and uncertainties, and are subject to change based on various factors. Some data are also based on our good faith estimates.

SERIES OFFERING TABLE

The Series offering table below shows key information related to the offering of each Series of our Company.

Series Name	Underlying Asset(s)	Maximum Offering Amount	Maximum Shares	Minimum Investment	Qualification Date (1)	Offering Opening Date (2)	Status (3)
Holy Grail	1 pair of new/never worn 1985 Nike Air Jordan 1 in red/black colorway size 9	$40,000	2,500	5 Shares or $80.00	3/24/21	3/24/21	Open
Silicon Valley	1 pair of used 1990’s Apple Sneakers made by Omega exclusively for Apple in white colorway size 9.5	$18,000	1,500	3 Shares or $36.00	3/24/21	3/24/21	Open
Legacy	1 pair of new1983 Nike Air Ship in Blue and White colorway in size 9	$10,000	500	2 Shares or $40.00	3/24/21	3/24/21	Open
Speedboat	1 pair of new/never worn 1985 Air Jordan 1 Low in Metallic Blue colorway size 11.5	$15,000	1,500	3 Shares or $30.00	3/24/21	3/24/21	Open
The Goats	4 pairs of shoes -- in new condition ranging in sizes 9 to 13; 1985 Air Jordan 1 White colorway size 9; 1985 Air Jordan 1 Metallic Blue colorway size 10.5; 2004 Air Force 1 Kobe Friends & Family Blue Patent Leather colorway size 11; 2004 Air Force 1 Kobe Players Edition Red size 13	$55,000	2,500	5 Shares or $110	3/24/21	3/24/21	Open
North Carolina	1 pair of new/never worn 1985 Nike Air Jordan Dark Powder Blue colorway size 8.5	$15,000	1,500	1 Shares or $10.00	3/24/21	3/24/21	Open
Born and BRED	1 pair of new/never worn 1985 Nike Air Jordan 1 Black & Red colorway size 10	$15,000	1,500	1 Shares or $10.00	3/24/21	3/24/21	Open
Mamba	1 pair of new/never worn 2004 Nike Air Force 1, Kobe Bryant Players Edition Sample grey/white colorway size 14	$14,000	2,000	1 Shares or $7.00	3/24/21	3/24/21	Open
Grammy	1 pair of lightly worn 2007 Nike Air Yeezy Prototype, Size 12, Grammy-worn and made in collaboration by Artist Kanye West	1,800,000	120,000	1 Share or $25.00	3/24/21	3/24/21	Open
Hova	2 pairs of shoes -- new 2010 Nike Air Force 1 made in collaboration with artist Jay-Z for World Basketball Festival Brazil charity in black colorway size 12	$26,000	2,000	3 Shares or $39.00	9/10/21	9/10/21	Closed
Kobe AJ Pack	2 pair of shoes by Jordan size 7 in collaboration with Kobe Bryant in Very Good condition	$30,000	1,250	1 Share or $24.00	3/29/2022	3/30/2022	Open

Series Name	Underlying Asset(s)	Maximum Offering Amount	Maximum Shares	Minimum Investment	Qualification Date (1)	Offering Opening Date (2)	Status (3)
OG AF1 Pack	2 pairs of shoes by Nike 1 game worn and autographed by Calvin Natt and 1 in excellent condition in size 13.5	$25,000	2,500	1 Share or $10.00	3/29/2022	3/30/2022	Open
85 Boxed Jordan	2 pairs of shoes by Nike; 1985 with original box both in very good condition; men’s sizes 8.5 and 5	$30,000	6,000	1 Share or $5.00	3/29/2022	3/30/2022	Open
85 AJ Colors Pack	4 pairs of shoes by Nike; ranging from very good to excellent condition, men’s sizes 11 to 12	$40,000	8,000	1 Share or $5.00	3/29/2022	3/30/2022	Open
85 Chicago B-Grade	1 pair of excellent condition white/black/red colorway size 7.5 1985 Jordan 1 High	$15,000	3,000	1 Share or $5.00	3/29/2022	3/30/2022	Open
Air Force 1	1982 Nike Air Force 1 Players Edition, Signed by Calvin Natt (both Shoes are signed)	$35,000	2,500	3 Shares or $42.00	3/24/21	3/24/21	Withdrawn
Deadstock	1985 Nike Air Jordan 1 Metallic Blue with Box and Hangtag	$15,000	1,500	3 Shares or $30.00	3/24/21	3/24/21	Withdrawn
Jordan Colorway	5 pairs of 1985 Nike Air Jordan	$55,000	2,500	3 Shares or $66.00	3/24/21	3/24/21	Withdrawn
Windy City	2 pairs of 1985 Nike Air Jordan 1 Chicago	$26,000	2,000	5 Shares or $65.00	3/24/21	3/24/21	Withdrawn
Off-White The Ten	10 pairs of new shoes in mint to excellent condition made by Nike in collaboration with Virgil Abloh (OFF-WHITE, Louis Vuitton) ranging in size from 9.5 to 14	$30,000	1,500	1 Share or $20.00	3/29/2022	3/30/2022	Open
OVO Pack	4 pairs of shoes in near mint to mint condition by Air Jordan in collaboration with Drake’s label October’s Very Own sizes range from 9.5 to 13	$55,000	2,200	1 Share or $25.00	3/29/2022	3/30/2022	Open
Air Yeezy 2 Collection	3 Pairs of shoes by Nike in collaboration with Kanye West in size 13 ranging from mint to near mint condition	$35,000	3,500	1 Share or $10.00	3/29/2022/A	3/30/2022	Open
UNDFTD AJ4	1 pair of gem mint condition green/clementine/black size 13 Jordan 4 Retro	$40,000	1,333	1 Share or $30.00	3/29/2022	3/30/2022	Open
Nipsey AJ3	1 pair of gem mint condition black cement size 8.5 Jordan 3 Retro	$18,000	1,800	1 Share or $10.00	3/29/2022	3/30/2022	Open
Usher Gold Pack	3 pairs of shoes by Jordan size 7 in collaboration with Usher in excellent to near mint condition	$40,000	2,667	1 Share or $15.00	3/29/2022	3/30/2022	Open
Eminem AJ 4	1 pair of near mint condition black/white/chrome size 7.5 Jordan 4 Retro	$22,000	2,750	1 Share or $8.00	3/29/2022	3/30/2022	Open
Dr J Pack	1 pair of excellent condition white/red size 15.5 autographed Converse	$12,000	2,400	1 Share or $5.00	3/29/2022	3/30/2022	Open

Series Name	Underlying Asset(s)	Maximum Offering Amount	Maximum Shares	Minimum Investment	Qualification Date (1)	Offering Opening Date (2)	Status (3)
DJ AM Collection	6 pairs of shoes by Nike and Jordan in fair to gem mint condition with sizes ranging from 11 to 12	$25,000	5,000	1 Share or $5.00	3/29/2022	3/30/2022	Open
Music Box AF1	1 pair of perfect gem mint condition in collaboration with DJ Clark Kent in black/silver, size 12.5	$6,000	6,000	1 Share or $1.00	3/29/2022	3/30/2022	Open
SB Mummy Dunk	1 pair of gem mint condition coconut milk/seafoam/yellow size 10.5	$110	110	1 Share or $1.00	3/29/2022	3/30/2022	Open
SB Strawberry Cough	1 pair of gem mint condition university red/spinach green/magic ember size 10.5	$110	110	1 Share or $1.00	3/29/2022	3/30/2022	Open
Dark Marina Blue Jordan 1 release	23 pairs of shoes by Nike; gem mint condition dark marina blue/black colorway sizes 4-13	$5,175	1,035	1 Share or $5.00	3/29/2022	3/30/2022	Open

(1)	For each offering, each row states, with respect to the given offering, the date on which the offering was initially qualified by the Securities and Exchange Commission (the “Commission”).
(2)	For each offering, each row states, with respect to the given offering, the date on which offers and sales for such offering commenced.
(3)	In this column, “Open” indicates that the offering has been qualified by the SEC and the Company is actively accepting investments in that offering. “Closed” indicates that the offering was previously Open and accepting investments, but is now no longer accepting investments. “Not Yet Qualified” indicates that the offering has not yet been qualified by the SEC, and therefore is not open for investment. “Withdrawn” indicates an offering that was either previously qualified by the SEC or submitted to the SEC for qualification in an offering statement that the Company has subsequently decided to cancel, returning any investments received by the Company from investors in that offering and preventing any future investment in that offering.

Item 1. Business

Overview

370 Markets LLC d/b/a Rares Markets is a Delaware series limited liability company formed June 29, 2020. Rares Markets has been formed to permit public investment in specific Underlying Assets, each of which (or groups of which, as the case may be) will be owned by a separate Series of the Company that we intend to establish. Each Series will hold the specific Underlying Asset that it acquires in a wholly-owned subsidiary which will be a Delaware limited liability company. The Company’s core business will be the identification, acquisition, marketing and management of individual Underlying Assets for the benefit of the Investors. Each Series is intended to own a either a single asset or a group of assets. These Underlying Assets may be referred to herein, collectively, as the “Underlying Assets” or each, individually, as an “Underlying Asset.”

370 Legacy Inc., a Delaware corporation, is the Manager of the Company and the each of the Series of our Company 370 Legacy, Inc. also owns and operates a mobile app-based investment platform and website called Rares (the Rares Platform and any successor platform used by the Company for the offer and sale of Shares is known as the “Rares Platform”) through which the Shares of each of our Series are offered and sold. The Manager presently owns 100% of each of the Underlying Assets of each Series. At the final closing of each Offering. The Manager will, together with its affiliates, own at least 2% of the Shares of each Series. However, the Manager may sell some or all of the Shares acquired in such Series after the closing of a Series’ Offering.

Series Offerings

The Company offers “Shares” in each of the Series of the Company, which represent limited liability company interests in such Series of the Company. All of the Series of the Company offering hereunder may collectively be referred to herein as the “Series” and each, individually, as a “Series.” The Shares of all Series collectively be referred to herein as the “Shares,” or “our securities” and each, individually, as a “Share” and the offerings of the Shares may collectively be referred to herein as the “Offerings” and each, individually, as an “Offering.”

The Shares represent an investment in the various Series and thus indirectly into the Underlying assets of each Series and do not represent an investment in the Company or the Manager generally. We do not anticipate that any Series will own any assets other than the Underlying Assets described to investors in our offering materials. However, we expect that the operations of the Company, including the issuance of additional Series of Shares and the acquisition of additional assets, will benefit investors by enabling each Series to benefit from economies of scale.

The Company’s core competency is the identification, acquisition, marketing and management of investment grade collectible sneakers for the benefit of the investors. In addition, through the use the Rares Platform, the Company aspires to offer a seamless, transparent and unassuming investment process as well as unique and enjoyable experiences that enhance the utility value of investing in passion assets. The Company, with the support of the Manager and through the use of the Rares Platform, aims to provide investors with access to collectable sneakers for investment, portfolio diversification and potential secondary market liquidity for their Shares (although there can be no guarantee that a secondary market will ever develop or that appropriate registrations to permit such secondary trading will ever be obtained).

Our objective is to become the leading marketplace for investing in collectable sneakers and, through the Rares Platform, to provide investors with financial returns commensurate with returns in the collectible sneaker market, to enable deeper and more meaningful participation by sneaker enthusiasts in the hobby, to provide experiential and social benefits comparable to those of a world-class sneaker collector, and to manage the collection in a manner that provides exemplary care to the assets and offers potential returns for investors.

Manager

The Operating Agreement designates the Manager as the managing member of the Company. The Manager has the power and authority to enter into of contracts and incur liabilities for the Company, to conduct of the Company’s business, to execute all instruments and documents on behalf of the Company and other duties as set out in the Company’s Operating Agreement.

The Operating Agreement further provides that the Manager, in exercising its rights in its capacity as the managing member, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company, any series of Shares or any of the Shareholders and will not be subject to any different standards imposed by the Operating Agreement, the LLC Act or under any other law, rule or regulation or in equity. In addition, the Operating Agreement provides that the Manager will not have any duty (including any fiduciary duty) to the Company, any series or any of the Shareholders.

See Item 3. Directors and Officers of this Annual Report for additional information regarding the Manager.

Operating Expenses

Upon a closing of an Offering, each Series closed will be responsible for the following costs and expenses attributable to the activities of the Company related to the Series (together, the “Operating Expenses”):

(i) any and all ongoing fees, costs and expenses incurred in connection with the management of the Underlying Asset(s), including taxes, fees, storage, security, valuation, custodial, marketing, maintenance, refurbishment, perfection of title and utilization of the Underlying Asset;

(ii) fees, costs and expenses incurred in connection with preparing any reports and accounts of the Series of Shares, including any blue sky filings required in certain states and any annual audit of the accounts of such Series of Shares (if applicable);

(iii) fees, costs and expenses of a third-party registrar and transfer agent appointed in connection with the Series of Shares;

(iv) fees, costs and expenses incurred in connection with making any tax filings on behalf of the Series of Shares;

(v) any indemnification payments;

(vi) any and all insurance premiums or expenses incurred in connection with the Underlying Asset(s); and

(vii) any similar expenses that may be determined to be Operating Expenses, as determined by the Manager in its reasonable discretion.

The Manager will bear its own expenses of an ordinary nature, including, all costs and expenses on account of rent, supplies, secretarial expenses, stationery, charges for furniture, fixtures and equipment, payroll taxes, remuneration and expenses paid to employees and utilities expenditures of the Manager.

If the Operating Expenses exceed the amount of revenues generated from the Underlying Asset and cannot be covered by any Operating Expense reserves on the balance sheet of the Underlying Asset, the Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the Series, on which the Manager may impose a reasonable rate of interest, and be entitled to reimbursement of such amount from future revenues generated by the Series, and/or (c) cause additional Shares to be issued in the Series in order to cover such additional amounts.

Indemnification of the Manager

The Operating Agreement provides, in part, that neither the Manager nor any officer or member nor any affiliate of the Company (each a “Covered Person”) shall be liable to the Company or any other person or entity who is bound by the Operating Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by the Operating Agreement, except that the Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct. To the fullest extent permitted by applicable law, the Covered Persons shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by the Operating Agreement, except that the Covered Person shall not be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of its gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under the Operating Agreement shall be provided out of and to the extent of Company assets only, and the Shareholders shall not have personal liability on account thereof.

Management Fee

Each Series will pay the Manager an annual fee of 5% of the post offering value of the Underlying Asset(s) as compensation for identifying and managing the acquisition of the Underlying Assets, and for managing the Series (the “Management Fee”.

Legal Proceedings

None of the Company, any series, the Manager, nor any director or executive officer of the Manager is presently subject to any material legal proceedings.

Allocations of Expenses

To the extent relevant, Offering Expenses, Acquisition Expenses, Operating Expenses, revenue generated from Underlying Assets and any indemnification payments made by the Company will be allocated amongst the various Shares in accordance with the Manager’s allocation policy, a copy of which is available to Investors upon written request to the Manager. The allocation policy requires the Manager to allocate items that are allocable to a specific series to be borne by, or distributed to (as applicable), the applicable series of Shares. If, however, an item is not allocable to a specific series but to the Company in general, it will be allocated pro rata based on the value of Underlying Assets or the number of Shares, as reasonably determined by the Manager or as otherwise set forth in the allocation policy. By way of example, as of the date hereof it is anticipated that revenues and expenses will be allocated as follows:

Revenue or Expense Item	Details of Allocation Policy (if revenue or expense is not clearly allocable to a specific Underlying Asset)
Filing expenses related to submission of regulatory paperwork for a Series	Allocable pro rata to the number of Series
Underwriting expense incurred outside of Brokerage Fee	Allocable pro rata to the number of Series
Legal expenses related to the submission of regulatory paperwork for a Series	Allocable pro rata to the number of Series
Audit and accounting work related to the regulatory paperwork or a Series	Allocable pro rata to the number of Series
Escrow account fees for the administration of escrow accounts related to the offering	Allocable directly to the applicable Underlying Asset
Holding Account fees for the administration of Holding Accounts related to the offering	Allocable directly to the applicable Underlying Asset
Compliance work including diligence related to the preparation of a Series	Allocable directly to the applicable Underlying Asset
Acquisition Expense	Allocable directly to the applicable Underlying Asset
Insurance	Allocable pro rata to the value of Underlying Assets
Preparation of marketing materials	Allocable pro rata to the number of Series
Interest expense in the case an Underlying Asset was pre- purchased by the Company prior to the closing of an offering through a loan	Allocable directly to the applicable Underlying Asset
Storage fees	Allocable pro rata to the number of Series
Appraisal and valuation fees	Allocable directly to the applicable Underlying Asset
Ongoing reporting requirements (e.g. Reg A+ or Securities Act reporting)	Allocable pro rata to the number of Series
Audit, accounting and bookkeeping related to the reporting requirements of the Series	Allocable pro rata to the number of Series
Indemnification payments under the Operating Agreement	Allocable pro rata to the value of Underlying Assets

Notwithstanding the foregoing, the Manager may revise and update the allocation policy from time to time in its reasonable discretion without further notice to the Investors.

Sneaker Market Assessment

We believe the sneaker market to be on the cusp of global expansion. Over the last 5 years, we have seen a rise in the sneaker culture, from an underground and urban phenomenon to a more mainstream and growing market. This has to do, in part, with a growth in social media and access to various methods of sourcing and acquiring rare and vintage sneakers. Alongside the growth of various methods for collecting and acquisition, we have seen new online portals to buy and trade sneakers. This shift from a primarily in-person and auction-based asset sales channel to online disposition helps to magnify the market potential. Thus, we have seen a significant rise in the volume of transactions and associated businesses within the industry.

However, despite the shift to a more mainstream market, the sneaker industry has always had a strong connection to celebrities, endorsements, athletes and cultural icons. Most people attribute the sneaker culture to the Chuck Taylor Converse era, most prominently seen in basketball in the early 1900’s. In the early 1980’s, Nike and Air Jordan dominated the sneaker industry, and started the cultural phenomenon we recognize today. As an illustrative example, original pricing of the Air Jordan on release in 1985 was $65.00 retail. According to a CNN article published in August 2020, a pair of Nikes worn by Michael Jordan broke the record for the most expensive sneakers ever sold at auction at the time, fetching $615,000. Largely, the vintage sneaker market can be classified into three current eras (not taking into account specialty, game-work or highly collectible one-of-a-kind assets): “vintage sneakers (1980’s – 1995),” “hip-hop and urban (1995 – 2014)” and “hype drops (present).” We believe there are strong and growing markets for each era of sneaker, as well as the collectible one-of-a-kind market.

With the growth of this market, and the popular trends associated within, we believe the market to be consistent and strong. Market demographics range from individual collectors to enthusiasts. Furthermore, we believe the collectible sneaker market to be a global industry.

There are risks associated with collecting sneakers: most notably, with fraudulent or counterfeit sneakers. We believe this risk can be mitigated with a strong sourcing protocol, and adequately verifying the authenticity of sneakers through its provenance, ownership history and chain of custody verification. We believe dealing with reputable collectors will mitigate this risk substantially.

Depreciation

The Company treats sneakers as collectible, and therefore will not depreciate or amortize the Series’ going forward. The Company may depreciate or amortize any materials used in the maintenance of collectible sneakers going forward.

Multiple Series

The Manager has acquired multiple assets, which will be divided into various series’ (“The Collection”) based on their relevance and respective collector value. The Manager will convey title for each asset into the various Series prior to the Offering against a note payable back to the Manager for the cost.  In each Series, the Series will hold title to the assets prior to the Offering of any Shares to investors.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

370 Markets LLC d/b/a Rares Markets is a Delaware series limited liability company formed on June 29, 2020. We have only conducted limited operations prior to the date of this Annual Report and will not conduct any business activities except for activities relating to the Underlying Assets. We are considered to be a development stage company, since we are devoting substantially all of our efforts to establishing our business and planned principal operations have only recently commenced. We are not aware of any trends, uncertainties, demands, commitments or events that will materially affect our operations or the liquidity or capital resources of the Manager.

Operating Results

Revenues

Revenues are generated at the Series level and are expected to be derived from the sale of each underlying asset in the associated Series. As of December 31, 2021, neither the Company nor any Series of the Company has generated any revenues. We have no definitive plans for generating revenues with any Underlying Asset.

Operating Expenses

The operating expenses incurred prior to the Closing of an offering related to any Underlying Asset is being paid by 370 Markets LLC. After acquiring an Underlying Asset, each Series will be responsible for its own operating expenses, such as storage, insurance or maintenance.

For the year ended December 31, 2021, we incurred $10,533 in operating expenses from our own operations, compared to $1,149 for the year ended December 31, 2020. No expenses were incurred at the Series level in either 2020 or 2021. Our operating expenses were primarily comprised of advertising & marketing expenses and payments of Management Fees to the Manager in both 2020 and 2021.

Net Loss

As a result of the cumulative effect of the foregoing factors, we generated a net loss of $10,533 for the year ended December 31, 2021, compared to a net loss of $1,149 for the year ended December 31, 2020.

Liquidity and Capital Resources

From inception, the Company has financed its business activities through capital contributions, and each Series has been supported by intercompany loans from our Manager. The loans are recorded as current liabilities and will be paid back out of the proceeds of successful offerings. As of December 31, 2021, the Company had cash or cash equivalents of $19,714.

As of December 31, 2021, the Company had $2,353,355 in total collectibles assets, comprised of the Underlying Assets held by the Series of the Company.

In March of 2022, the offering of Series HOVA Shares closed, which generated $24,960 in proceeds, and was the first Series offering of the Company to close to date.

Inter Company Loans

In connection with the acquisition of the Underlying Assets, our Manager has advanced funds to each of our Series in the form of a non-interest bearing promissory note, which will be repaid out of the proceeds of each Series Offering. As of December 31, 2021, the Manager had loaned the Company a total of $2,192,911. The loans are non-interest bearing with no formal repayment terms or other loan terms and are considered payable on demand. The Company used these funds to acquire the Underlying Assets of each Series.

Plan of Operations

The Company plans to launch additional offerings of various Series in the next twelve months. The proceeds from any offerings closed during the next twelve months will be used to acquire additional collectible sneakers, which we anticipate will enable the Company to reduce operating expenses for each series.

Item 3. Directors and Officers

Manager

The Manager of the Company is 370 Legacy, Inc., a Delaware corporation formed on June 29, 2020.

The Company operates under the direction of the Manager, which is responsible for directing the operations of our business, directing our day-to-day affairs, and implementing our investment strategy. The Manager and its officers and directors are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require. The Manager is responsible for maintaining or improving each Underlying Asset’s quality, determining how to monetize each Series by evaluating potential sale offers, which may lead to the liquidation of a Series.

The Company will follow guidelines adopted by the Manager and implement policies set forth in the Operating Agreement unless otherwise modified by the Manager. The Manager may establish further written policies and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled. The Manager may change our objectives at any time without approval of our Shareholders. The Manager itself has no track record and is relying on the track record of its individual officers, directors and advisors.

The Manager performs its duties and responsibilities pursuant to our Operating Agreement. The Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our Shareholders. Furthermore, we have agreed to limit the liability of the Manager and to indemnify the Manager against certain liabilities.

Responsibilities of the Manager

The responsibilities of the Manager include:

●	Underlying Asset Sourcing and Disposition Services. This includes defining and overseeing the overall Underlying Asset sourcing and disposition strategy;

●	Managing The Company’s Underlying Asset Sourcing Activities. This includes creating the asset acquisition policy, organizing and evaluating due diligence for specific asset acquisition opportunities, and structuring partnerships with collectors, brokers and dealers who may provide opportunities to source quality assets;

●	Negotiating and structuring the terms and conditions of acquisitions of assets;

●	Evaluating any potential asset takeover offers from third parties, which may result in asset dispositions, sales or other liquidity transactions;

●	Structuring and negotiating the terms and conditions of transactions pursuant to which Underlying Assets may be sold or otherwise disposed;

●	Creating and managing all series of Shares for offerings related to Underlying Assets on the Rares Platform;

●	Developing offering materials, including the determination of its specific terms and structure and description of the Underlying Assets;

●	Creating and submitting all necessary regulatory filings including, but not limited to: commission filings and financial audits and coordinate with the broker-dealer of record, lawyers, accountants as necessary in such processes;

●	Preparing all marketing materials related to offerings and obtain approval for such materials from the broker-dealer of record;

●	Together with the broker-dealer of record, coordinating the receipt, collection, processing and acceptance of subscription agreements and other administrative support functions;

●	Creating and implementing various technology services, transactional services, and electronic communications related to any offerings;

●	Performing or facilitating all other necessary offering related services;

●	Providing any appropriate updates related to Underlying Assets or offerings electronically or through the Rares Platform;

●	Managing communications with Shareholders, including answering e-mails, preparing and sending written and electronic reports and other communications;

●	Establishing technology infrastructure to assist in providing Shareholder support and services;

●	Determining our distribution policy and determine amounts of and authorize distributions from time to time;

●	Managing and performing the various administrative functions necessary for our day-to-day operations;

●	Providing financial and operational planning services and collection management functions including determination, administration and servicing of any reimbursement obligation made to the Company or any series by the Manager to cover any Operating Expense shortfalls;

●	Administering the potential issuance of additional Shares to cover any potential Operating Expense shortfalls;

●	Maintaining accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and required to be filed with the Commission and any other regulatory agency, including annual and semi-annual financial statements;

●	Maintaining all appropriate books and records for the Company and all the series of Shares;

●	Obtaining and updating market research and economic and statistical data in connection with the Underlying Assets and the general collectible sneaker market;

●	Overseeing tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

●	Supervising the performance of such ministerial and administrative functions as may be necessary in connection with our daily operations;

●	Providing all necessary cash management services;

●	Managing and coordinating with the transfer agent, if any, the process of making distributions and payments to Shareholders or the transfer or re-sale of securities as may be permitted by law;

●	Evaluating and obtaining adequate insurance coverage for the Underlying Assets based upon risk management determinations;

●	Providing timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with regulatory matters;

●	Evaluating our corporate governance structure and appropriate policies and procedures related thereto; and

●	Overseeing all reporting, record keeping, internal controls and similar matters in a manner to allow us to comply with applicable law.

Executive Officers and Directors of the Manager

The following individuals constitute the Board of Directors and executive management of the Manager:

Name	Position	Age	Term of Office	Approx. Hours Per Week
Executive Officers:
Gerome Daren Sapp	CEO	39	April 1, 2020 to present	80
Matthew Daniel Hall	COO	37	April 1, 2020 to present	50
Hector N. Tantoh	CMO	37	April 1, 2020 to present	25
Directors:
Gerome Sapp	Director	39	June 29, 2020 to present	10
Matthew Daniel Hall	Director	37	June 29, 2020 to present	10

Background of Officers and Directors of the Manager

The following is a brief summary of the background of each director and executive officer of the Manager:

Gerome Daren Sapp, Chief Executive Officer and Director

Gerome is a former professional football player-turned-serial entrepreneur that has built several businesses spanning social media, consumer goods and health food. In 2017, Gerome built HealthBinge, a healthy alternative to food-on-the-run based in Las Vegas, Nevada. Prior to HealthBinge, Gerome founded Fluencr, an online content and social media platform aiming to take influencer marketing to the next level where he worked from 2013-2015.

Gerome played in the National Football League for 6 seasons, primarily with the Baltimore Ravens and Indianapolis Colts.

Gerome graduated from University of Notre Dame where he studied finance, was a 4-time letter-winner and football team captain. In addition to his undergraduate degree, Gerome completed an executive Master of Business Administration from Harvard Business School.

Matthew Daniel Hall, Chief Operating Officer and Director

Matthew is a technology executive and entrepreneur with 15 years of experience building businesses and products for some of the world’s fastest growing and leading brands. Prior to Rares Markets, Matthew was the Vice President of Business Development for Peloton Technology, a high growth autonomous vehicle startup, where he was in charge of partnerships and fundraising. Before Peloton, Matthew worked for Porsche Digital, Mercedes-Benz Research and Development and several venture funded startups, where he was in charge of operations and managed the growth of the business.

Matthew has an undergraduate degree in Political Science and International Relations from Purdue University in West Lafayette, Indiana, and is scheduled to complete his executive Master of Business Administration from SC Johnson School of Management at Cornell University in fall 2022.

Hector Tantoh, Chief Marketing Officer

Hector is an accomplished sales and business development executive with experience in renewable energy, technology and scaling social media platforms. Prior to Rares Markets, Hector worked at Data Republic in a strategic and growth capacity and was responsible for the innovation process for the data engineering firm. In prior roles, Hector worked as a Global Account Manager for WESCO Distribution (WCC, NYSE), a leading renewable energy technology company.

Hector has a Bachelor of Science from The Ohio State University, and a Master of Business Administration from Pennsylvania State University.

Compensation Of Executive Officers And Directors

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by the Company. Each of the executive officers of the Manager manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of the Manager, from 370 Legacy, Inc. For the fiscal year ended December 31, 2021, compensation to the executive officers and directors of 370 Legacy, Inc. is set out in the chart below. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to the Manager, we do not intend to pay any compensation directly to these individuals.

Name	Position	Cash compensation	Stock Equity Award Value	Total compensation
Gerome Daren Sapp	CEO	$0.00	$685.00	$685.00
Matthew Daniel Hall	COO	$87,902.98	$100.00	$88,002.98
Awah Teh	CTO	$70,000.00	$60.00	$70,060.00
Hector N. Tantoh	CMO	$81,701.38	$50.00	$81,751.38

(1)	Awah Teh resigned from all officer and director positions with the Company on October 11, 2021.

Item 4. Security Ownership of Management and Certain Securityholders

The Company is managed by 370 Legacy, Inc. At the Closing of any Series Offering, 370 Legacy, Inc. or an affiliate will own at least 2% of the Shares in each Series, acquired on the same terms as the other Investors. Throughout any Series’ Offering, 370 Legacy, Inc. or an affiliate, has the right to purchase up to an additional 8% of the Shares, capped at 10% in total of the Shares in each Series. 370 Legacy, Inc. or an affiliate may sell some or all of the Shares acquired in each Series pursuant to from time to time after the closing of a Series’ Offering.

As of the date of this Annual Report, 370 Markets LLC holds 100% of the beneficial interest in each Series (granted upon designation of each Series) other than Series HOVA, for which it owns no beneficial interests.

Upon the Closing of the Offering for each Series, 370 Legacy, Inc. expects to own at least 2% of the Series.

 Item 5. Interest of Management and Others in Certain Transactions

As of December 31, 2021, 370 Legacy, Inc. (the Manager) had loaned the Company a total of $2,192,911. The loans are non-interest bearing with no formal repayment terms or other loan terms and are considered payable on demand. The Company used these funds to acquire collectible assets to seed into the Series before raising funds in the Series to repay the loans.

Item 6. Other Information

None.

Item 7. Financial Statements

370 Markets, LLC
Delaware Limited Liability Company

Financial Statements

For the calendar year ended December 31, 2021 and

the inception period from June 29, 2020 (inception) to December 31, 2020

INDEPENDENT AUDITOR’S REPORT

April 29, 2022

To:	Board of Directors, 370 MARKETS, LLC
Re:	2021-2020 Financial Statement Audit

We have audited the accompanying financial statements of 370 MARKETS, INC. (a series limited liability company organized in Delaware) (the “Company”), which comprise the balance sheet as of December 31, 2021 and 2020, and the related statements of operations, changes in member equity, and cash flows for the calendar year period ended December 31, 2021 and the inception period from June 29, 2020 to December 31, 2020, and the related notes to such financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations, changes in member equity and its cash flows for the calendar year period ended December 31, 2021 and for the inception period from June 29, 2020 to December 31, 2020 in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in the Notes to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Sincerely,

IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

April 29, 2022

370 Markets, LLC

TABLE OF CONTENTS

Page
FINANCIAL STATEMENTS AS OF DECEMBER 31, 2021 and 2020 AND FOR THE CALENDAR YEAR PERIOD ENDED DECEMBER 31, 2021 AND FOR THE PERIOD FROM JUNE 29, 2020 (INCEPTION) TO DECEMBER 31, 2020:

Balance Sheets	F-5

Statements of Operations	F-6

Statements of Changes in Member’s Equity	F-7

Statements of Cash Flows	F-8

Notes to Financial Statements	F-9

370 MARKETS, LLC
BALANCE SHEET
As of December 31, 2020

See accompanying Independent Auditor’s Report

ASSETS	2021	2020
Current Assets
Cash and cash equivalents	$19,714	$612
Total current assets	19,714	612

Collectibles	2,353,355	173,078

Total Assets	$2,373,070	$173,690

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$111,620	$0
Due to related party, net	2,192,911	94,319
Total Current Liabilities	2,304,532	94,319

Total Liabilities	2,304,532	94,319

MEMBERS’ EQUITY
Membership interest	68,538	79,371
Total Members’ Equity	68,538	79,371

Total Liabilities and Shareholders’ Equity	$2,373,070	$173,690

See accompanying notes, which are an integral part of these financial statements.

370 MARKETS, LLC
STATEMENT OF OPERATIONS
For the calendar year ended December 31, 2021 and

For the period from June 29, 2020 (inception) to December 31, 2020

See accompanying Independent Auditor’s Report

	2021	2020
Revenues	$0	$0

Operating expenses
General and administrative expenses	10,533	1,149
Total operating expenses	10,533	1,149

Net operating income	(10,533)	(1,149)

Tax (provision) / benefit	(300)	0

Total Liabilities and Shareholders’ Equity	$(10,833)	$(1,149)

See accompanying notes, which are an integral part of these financial statements.

370 MARKETS, LLC
STATEMENT OF CHANGES IN MEMBER’S EQUITY
For the calendar year ended December 31, 2021 and

For the period from June 29, 2020 (inception) to December 31, 2020

See accompanying Independent Auditor’s Report

Total Members’ Equity/Deficit
Balance at June 29, 2020 (inception)	$0
Capital contributions	80,520
Net loss	(1,149)
Balance at December 31, 2020	$79,371
Net loss	(10,833)
Balance at December 31, 2021	$68,538

See accompanying notes, which are an integral part of these financial statements.

370 MARKETS, LLC
STATEMENT OF CASH FLOWS
For the calendar year ended December 31, 2021 and

For the period from June 29, 2020 (inception) to December 31, 2020

See accompanying Independent Auditor’s Report

	2021	2020

Operating Activities
Net Income (Loss)	$(91,353)	$(1,149)
Adjustments to reconcile net income (loss) to net cash provided by operations:
Changes in operating asset and liabilities:
Increase (Decrease) in accounts payable	111,620	0

Net cash used in operating activities	20,267	(1,149)

Investing Activities
Purchase of collectibles	(2,180,277)	(173,078)

Net cash used in investing activities	(2,180,277)	(173,078)

Financing Activities
Membership contributions	0	80,520
Proceeds from (repayment of) related party / officer financing	2,179,112	94,319

Net cash provided by financing activities	2179,112	174,839

Net change in cash and cash equivalents	19,102	612

Cash and cash equivalents at beginning of period	612	0
Cash and cash equivalents at end of period	$19,714	$612

Cash paid for interest	$0	$0
Cash paid for income taxes	$0	$0

See accompanying notes, which are an integral part of these financial statements.

370 MARKETS, LLC

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2021 and 2020

And for the calendar year period ended December 31, 2021 and the period from June 29, 2020
(inception) to December 31, 2020

See accompanying Independent Auditor’s Report

NOTE 1: NATURE OF OPERATIONS

370 Markets, LLC (the “Company”) was formed on June 29, 2020 as a Delaware limited liability company. The Company was organized primarily to originate, invest in, and manage a series of entities holding collectible and iconic alternative assets. Substantially all the Company’s business will be externally managed by its manager, 370 Legacy, Inc. (the “Parent Company”), a Delaware corporation.

As of December 31, 2021, the Company had not allocated collectible assets to its Series LLCs nor generated revenue. The Company’s activities since inception have consisted of formation activities, initial sourcing of collectible assets and preparations to raise capital. Once the Company commences its planned principal operations, it will incur significant additional expenses, and acquire substantial assets. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to operationalize the Company’s planned operations or failing to operate the business profitably.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company adopted the calendar year as its basis for reporting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheet and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

370 MARKETS, LLC

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2021 and 2020

And for the calendar year period ended December 31, 2021 and the period from June 29, 2020
(inception) to December 31, 2020

See accompanying Independent Auditor’s Report

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques, and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheet approximate their fair value.

Collectibles

Collectible assets are recorded at cost. The cost includes the purchase price, including any deposits for the collectibles funded by the manager and acquisition expenses, which include all fees, costs and expenses incurred in connection with the evaluation, discovery, investigation, development and acquisition of the collectibles incurred prior to the closing, including brokerage and sales fees and commissions, appraisal fees, research fees, transfer taxes, third-party industry and due diligence experts, auction house fees and travel and lodging for inspection purposes.

The Company treats the collectibles as long-lived assets and are subject to an annual test for impairment but are not depreciated or amortized. These long-lived assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

As of December 31, 2020,  the Company determined that none of its collectibles are impaired.

Organizational and Offering Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

370 MARKETS, LLC

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2021 and 2020

And for the calendar year period ended December 31, 2021 and the period from June 29, 2020
(inception) to December 31, 2020

See accompanying Independent Auditor’s Report

Organization and offering costs of the Company are initially being paid by 370 Legacy, Inc. (the “Parent Company”) on behalf of the Company prior to the Company’s planned Regulation A offering (the “Offering”) once qualified by the Securities and Exchange Commission.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code, all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the financial statements. Income from the Company is reported and taxed to the members on their individual tax returns.

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized.  The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances, and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company may, in the future become subject to federal, state, and local income taxation though it has not been since its inception.  The Company is not presently subject to any income tax audit in any taxing jurisdiction.

NOTE 3: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company is a business that has not commenced planned principal operations, plans to incur significant costs in the pursuit of its capital financing plans and has not generated any revenues since inception. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

370 MARKETS, LLC

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2021 and 2020

And for the calendar year period ended December 31, 2021 and the period from June 29, 2020
(inception) to December 31, 2020

See accompanying Independent Auditor’s Report

NOTE 4: MEMBER’S EQUITY

The Company has denominated its membership interests as a single class of common units. The Company has appointed 370 Legacy, Inc. as its manager and issued to 370 Legacy, Inc. 100 common units, representing 100% ownership of the Company. The Company’s founder and CEO contributed capital for a total amount of $80,520 upon formation in 2020.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

NOTE 5: RELATED PARTIES

As of December 31, 2021, 370 Legacy, Inc. had loaned the Company a total of $2,192,911. The loans are non-interest bearing with no formal repayment terms or other loan terms and are considered payable on demand. The Company used these funds to acquire collectible assets to seed into the Series before raising funds in the Series to repay the loans.

The Company intends to engage 370 Legacy, Inc. and its affiliates to provide certain services that are essential to the Company, including asset management services, asset acquisition, and disposition decisions, the sale of the Company’s common shares available for issuance, as well as other administrative responsibilities for the Company, including accounting services and investor relations. As a result, the Company will be dependent upon 370 Legacy, Inc., and its affiliates. If these companies are unable to provide the Company with the respective services, the Company would have to find alternative providers of these services.

NOTE 6: RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606).  This ASU supersedes the previous revenue recognition requirements in ASC Topic 605—Revenue Recognition and most industry-specific guidance throughout the ASC.  The core principle within this ASU is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services.  In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers, which deferred the effective date for ASU 2014-09 by one year to fiscal years beginning after December 15, 2017, while providing the option to early adopt for fiscal years beginning after December 15, 2016.  Transition methods under ASU 2014-09 must be through either (i) retrospective application to each prior reporting period presented, or (ii) retrospective application with a cumulative-effect adjustment at the date of initial application.  The Company adopted this new standard effective on its inception date.

370 MARKETS, LLC

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2021 and 2020

And for the calendar year period ended December 31, 2021 and the period from June 29, 2020
(inception) to December 31, 2020

See accompanying Independent Auditor’s Report

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842).  This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet.  The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years.  Early adoption is permitted.  The Company is continuing to evaluate the impact of this new standard on its financial reporting and disclosures.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying balance sheet. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 7: SUBSEQUENT EVENTS

Fundraising Commencement

In 2022, the Company began raising funds for its Series after receiving qualification from the US Securities and Exchange Commission to issue securities exempt from registration under Regulation A. The Company plans to continue seeding collectible assets in its various Series and raising funds for each Series.

Management’s Evaluation

Management has evaluated all subsequent events through April 29, 2022, the date the financial statement was available to be issued. There are no additional material events requiring disclosure or adjustment to the financial statement.

Item 8. Exhibits

The documents listed in the Exhibit Index of this Annual Report are incorporated by reference or are filed with this Annual Report, in each case as indicated below.

INDEX TO EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

2.1	Charter (including amendments)*
2.2	Operating Agreement (including amendments)*
2.3	Form of Series Designation**
4.1	Form of Subscription Agreement*

*	Previously filed as an Exhibit to the Company’s Form 1-A/A filed with the Commission on March 9, 2021, and incorporated by reference herein.
**	Previously filed as an Exhibit to the Company’s Form 1-A POS filed with the Commission on March 16, 2022

SIGNATURES

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

370 Markets, LLC

By:	/s/ Gerome Daren Sapp
Chief Executive Officer and Director

This report has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Gerome Daren Sapp
Gerome Daren Sapp
Chief Executive Officer (principal executive officer, principal financial officer and principal accounting officer) and Director
May 2, 2022

By:	/s/
Matthew Daniel Hall
Chief Financial Officer, Chief Operations Officer and Director
May 2, 2022

By:	/s/ Hector N. Tantoh
Hector N. Tantoh
Chief Marketing Officer
May 2, 2022